Exhibit 10.18

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

SUPPLY MANAGEMENT AGREEMENT

THIS SUPPLY MANAGEMENT AGREEMENT (this “Agreement”) dated as of April 28, 2016 (the “Effective Date”) is entered into between Syros Pharmaceuticals, Inc., a Delaware corporation having an office and place of business at 620 Memorial Drive, Suite 300, Cambridge MA 02139 USA (“Syros”), and TMRC Co., Ltd., a Japanese corporation having an office and place of business at 1-12-12, Kita Shinjuku, Shinjuku-ku, Tokyo, 164-0074, Japan (“TMRC”).  Syros and TMRC are individually referred to as a “Party” and collectively, Syros and TMRC are referred to as the “Parties”.

WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into an Amended and Restated Cancer License Agreement dated as of April 28, 2016 (the “License Agreement”) pursuant to which TMRC grants licenses to certain intellectual property rights to Syros with respect to the compound known as AM80 (Tamibarotene).

WHEREAS, pursuant to the terms and conditions of the License Agreement, Syros is responsible for arranging for the supply of API and Product and the Parties desire to enter into certain agreements relating to such responsibilities (“Purpose of this Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties agree as follows:

1.                                      Definitions.

Unless otherwise expressly set forth in this Agreement, capitalized terms used and not defined in this Agreement shall have the same definitions set forth in the License Agreement.

2.                                      Initial Clinical Supply Order.

Between the Original Agreement Effective Date and the Restatement Date, TMRC and Toko filled, using existing inventory held by Toko, an initial order from Syros for clinical supply of API.  Following the Restatement Date, the Parties anticipate that TMRC and

Toko will not fill further orders from Syros for API and that Syros will instead source API from Third Party supplier(s).

3.                                      Grant.

In consideration of the licenses set forth in Sections 4.1.1 and 4.1.3 of the License Agreement, (i) TMRC and its licensees may freely use any manufacturing data relating to the manufacture of API and Product (all data and results, including , but not limited to certificate of analysis, stability data, validation report and manufacturing record) (“Manufacturing Data”) generated by or on behalf of Syros, its Affiliates or its licensees to the extent that Syros has the ability to grant such right to TMRC (for the clarification’s sake, to the extent Syros is not legally or contractually prohibited), except that TMRC may not use such data in the Field and the Territory granted in the License Agreement and TMRC shall not allow any licensee or other Third Party in the Territory to obtain supply of any API manufactured through any use of such Manufacturing Data unless such other licensee or other Third Party pays to TMRC a per kilogram fee equal to or greater than the per kilogram fee that Syros is required to pay pursuant to Section 11; (ii) TMRC shall be free to enter into its own supply agreements with a Third Party supplier of API and Product used by Syros, and Syros agrees not to object to any such agreement and, if necessary, Syros shall inform such Third Party supplier of permission to use Manufacturing Data in such agreement at the request of TMRC; and (iii) within [**] days after the effective date of a termination of the License Agreement under Sections 11.2, 11.5 or 11.6 of the License Agreement, Syros shall provide TMRC with any Manufacturing Data generated by or on behalf of Syros, its Affiliates or its licensees to the extent that Syros has the ability to provide such data to TMRC (for the clarification’s sake, to the extent Syros is not legally or contractually prohibited) .  Notwithstanding the foregoing, Syros shall not be required to provide TMRC with any manufacturing process improvements, or data relating thereto, developed by or on behalf of Syros ,its Affiliates or its licensees unless TMRC agrees to co-fund such development on terms to be mutually agreed by the Parties.  If Syros plans to develop or have developed any such manufacturing process improvement, Syros shall notify TMRC and provide TMRC with a reasonable opportunity to negotiate such a co-funding arrangement with Syros.

4.                                      Review.

TMRC shall have [**] business days to review each definitive supply agreement, in draft form, between Syros and a Third Party supplier for the supply of API prior to execution thereof, and to provide comments thereon to Syros. TMRC has right to give consent to such definitive supply agreement in the execution of such Agreement, which consent shall not be withheld except to ensure that the requirements set forth in Section 3 are, as reasonably required, reflected in such agreement.

5.                                      Consultation Regarding Supply after the Restatement Date.

Syros and TMRC shall, through the JMC (as defined below), consult with one another regarding supply strategy for clinical supply of API sourced by Syros, including Syros’s selection of Third Party supplier(s) of API.  Syros shall, through the JMC, keep TMRC reasonably informed regarding Syros’s selection of Third Party supplier(s) of API, the process by which Syros contracts with Third Party supplier(s) of API, information regarding Chemistry, Manufacturing and Control (CMC), the status of Syros’s orders and inventory for clinical supply of API, and other material issues regarding Syros’s sourcing of clinical supply of API.  Syros shall be responsible for entering into contracts with Third Party suppliers of API.  TMRC may, at its option, through the JMC, make suggestions regarding Syros’s clinical supply strategy, and, if timely, Syros shall consider any such suggestions in good faith.

6.                                      Participation in Supply Matters by TMRC.

With the agreement of both Parties, TMRC may participate in the execution of the clinical supply strategy for API determined by the JMC.

7.                                      Role of JMC.

Within [**] days after the Restatement Date, the Parties shall establish a joint manufacturing committee (the “JMC”) to determine the clinical supply strategy for API, including strategy issues relating to manufacturing needs, manufacturing capacity, manufacturing arrangements, security of supply, coordination of supply activities with Third Party supplier(s) of API, the Parties’ respective roles in overseeing supply and any other issues related to manufacturing.  In addition, the JMC shall serve as an advisory body to assist Syros in procuring clinical supply of API reliably and efficiently in support of its development of Products.  The Parties may use the JMC to coordinate their efforts, to consult with each other and to generally cooperate regarding the clinical supply of Products.  The JMC may assign responsibilities to a Party as may be agreed to by both Parties from time to time.

8.                                      Memberships; Meetings.

Each of Syros and TMRC shall nominate [**] representatives who shall attend, and participate in, JMC meetings on behalf of the nominating entity.  The JMC shall meet at least [**] times per year, commencing after the Restatement Date, unless otherwise agreed by Syros and TMRC.

9.                                      Decisions.

If the JMC is unable to reach agreement on an issue before it, Syros shall have the right to make the final decision, but in exercising such right, Syros shall reasonably consider TMRC’s views regarding such issues.

10.                               Disbandment of the JMC.

The JMC shall disband upon, and this Agreement shall have no further effect, if the License Agreement is terminated.

11.                               Per Kilogram Fee.

Each calendar quarter, Syros shall total the number of kilograms of API that are manufactured by or on behalf of Syros, its Affiliates or its licensees for the purpose of a Clinical Trial or commercial sale of Product.  Syros shall inform TMRC of such number of kilograms within [**] days after the end of such calendar quarter and Syros’, its Affiliates’ or its licensees’ cost of manufacturing such API from Third Party supplier(s) of API, together with reasonable information substantiating such costs.  Within [**] days after TMRC’s invoice therefor, Syros shall pay TMRC an amount equal to (a) $[**] for each such kilogram of API that is manufactured by or on behalf of Syros, its Affiliates or its licensees for the purpose of a Clinical Trial or commercial sale of Product less (b) Syros’, its Affiliates’ or its licensees’ cost directly related to manufacturing only such API from Third Party supplier(s) of API; provided that such amount to be paid shall never be less than $[**] for each such kilogram of API.

12.                               Confidentiality.

All information disclosed by either Party hereunder that falls within the scope of the definition of Confidential Information under the License Agreement shall be subject to the terms and conditions of the License Agreement with respect to confidentiality and non-use.

13.                               Term and Termination.

The effectiveness of this Agreement shall commence on the Effective Date and continue until the expiration or termination of the License Agreement.  Notwithstanding the expiration or termination of the License Agreement, Section 11 of this Agreement shall survive the expiration or termination of the License Agreement.

14.                               Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

15.                               Arbitration.

Any dispute, controversy or claim initiated by either Party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either Party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, or (b) any bona fide Third Party action or proceeding filed or instituted in an action or proceeding by a Third Party against a Party to this Agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration.  Whenever a Party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other Party.  Any such arbitration shall be conducted in the English language under the International Dispute Resolution Procedures and Arbitration Rules

of the American Arbitration Association (the “Rules”) by a panel of three (3) arbitrators appointed in accordance with such Rules.  Any such arbitration shall be held in Los Angeles, California.  The method and manner of discovery in any such arbitration proceedings shall be governed by the Rules.  The arbitrators shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration (including attorneys’ fees and expenses of the Parties) in such equitable manner as they determine.

Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

16.                               Assignment.

Syros shall not assign its rights or obligations under this Agreement without the prior written consent of TMRC; provided, however, that Syros may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the sale or transfer of all or substantially all of its business or assets relating to the subject matter of this Agreement, or in the event of its merger, consolidation, change in control or a similar transaction.  TMRC shall not assign its rights or obligations under this Agreement without the prior written consent of Syros; provided, however, that TMRC may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the sale or transfer of all or substantially all of its business or assets relating to the subject matter of this Agreement, or in the event of its merger, consolidation, change in control or a similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.

17.                               Waivers and Amendments.

No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties.

18.                               Entire Agreement.

This Agreement embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements between the Parties regarding the Purpose of this Agreement.

19.                               No Benefit to Third Parties.

The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and shall not be construed as conferring any rights in any other Persons.

20.                               Severability.

Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

21.                               Waiver.

The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

22.                               Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Supply Management Agreement effective as of the Effective Date.

TMRC CO., LTD.

By:	/s/ Hisao Ekimoto
Name:	Hisao Ekimoto
Title:	President and CEO
April 28, 2016

SYROS PHARMACEUTICALS, INC.

By:	/s/ Nancy Simonian
Name:	Nancy Simonian
Title :	CEO
April 28, 2016